Exhibit 10.1

AMENDED AND RESTATED LICENSE AGREEMENT

This Amended and Restated License Agreement (the “License Agreement”) is made as of the 14th day of April 2010, by and between Corgenix Medical Corporation, a Nevada corporation, having its principal office at 11575 Main Street, Suite 400 Broomfield CO 80020, U.S.A. (“Corgenix”) and Eiji Matsuura, Ph.D. (“Dr. Matsuura”), an individual having his place of residence at 7-20-801 Nishino-cho, Kita-ku, Okayama 700-0916, Japan.

On or about September 29, 2002, Corgenix and Dr. Matsuura entered into a license agreement (“Original License Agreement”).  This License Agreement amends and restates, in its entirety, the Original License Agreement.

WITNESSETH:

WHEREAS, Dr. Matsuura is the owner of all right, title and interest in and to certain Technology (as hereinafter defined) relating to methods for the determination of oxidized lipoproteins and related analytes, antibodies and antigens, including certain Patents (as hereinafter defined); and

WHEREAS, Corgenix is engaged in the business of developing, manufacturing, selling and distributing diagnostic tests, instrumentation and related products, and desires to obtain a license from Dr. Matsuura in order to make, use, sell and distribute diagnostic products using the Technology on its own behalf; and

WHEREAS, Dr. Matsuura is willing to grant Corgenix access to all information in the possession of Dr. Matsuura regarding methods for the determination of oxidized lipoproteins and access to all related analytes, antibodies and antigens, existing as of the date of this License Agreement and any and all improvements or future developments related thereto, including those related to the Patents or the Japanese Patents (defined below) (hereinafter referred to as “Technology”) to develop any human diagnostic products to be manufactured and sold by Corgenix, including those that include the Patents or the Japanese Patents (hereinafter referred to as “Products”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1 (DEFINITIONS)

In this License Agreement, the following words and expressions have the following meanings:

1.1  “Effective Date” means the date first above written.

1.2  Intentionally Deleted

1.3  “Net Sales” means the total invoice price charged by Corgenix and/or Subsidiaries to non-Subsidiary third parties for the sale of the Products, less returns, freight charges, insurance premium and customary trade discounts actually taken, consumption tax or other taxes levied and customs duties.

1.4  “Party” means Corgenix or Dr. Matsuura; “Parties” means Corgenix and Dr. Matsuura.

1.5  “Patents” means the US and European Patents described in Exhibit A, and any subsequent patents issued to either or both of the Parties relating to the Technology.

1.6  “Japanese Patents” means the following patent applications: Japanese Patent Application No. 07-510213: Method for determination of oxidized lipoproteins and use thereof”; Japanese Patent Application No. PCT/JP02/00723: “Ligand for beta-2-glycoprotein I and use thereof”; Japanese Patent Application No. 2002-261366: “Method for measuring oxidized LDL-beta-2-glycoprotein I complex in living body” attached hereto as Exhibit B; and any subsequent patents issued to either or both of the Parties relating to the Technology.

1.7  Intentionally Deleted

1.8  “Subsidiary” means companies that are controlled by Corgenix as of the Effective Date.  For the purpose of this definition, “control” shall mean direct beneficial ownership of greater than fifty percent (50%) of the voting stock or other equity ownership interest of such company.

1.9  “Territory” means worldwide except Japan.

1.10  Intentionally Deleted

ARTICLE 2 (GRANT OF LICENSE)

Dr. Matsuura hereby grants to Corgenix an exclusive license, within the Territory, to utilize the Technology to develop, manufacture, use, promote to sell, and sell any Products during the term of this License Agreement. Corgenix shall not sublicense such rights to any third parties without prior written consent of Dr. Matsuura which consent shall not be unreasonably withheld by Dr. Matsuura, provided, however, that Corgenix may further sublicense such rights to Subsidiaries without prior written consent of Dr. Matsuura.

ARTICLE 3 (PATENTS AND JAPANESE PATENTS)

3.1         Patents.

3.1.1                        Corgenix is responsible for the maintenance and prosecution of all Patents outside of Japan.

3.1.2                        Corgenix shall be responsible for the translation of the Japanese Patents into English and the filing of US patents which shall be assigned to Corgenix and Dr. Matsuura.

3.1.3                        Should Corgenix decide not to prosecute or maintain any or all of the Patents, the Patent(s) so affected shall be reassigned by Corgenix to Dr. Matsuura.

3.2         Japanese Patents. Dr. Matsuura is responsible for the maintenance and prosecution of all Japanese Patents. Should Dr. Matsuura decide for any reason not to maintain any or all of the Japanese Patents, he shall immediately notify Corgenix.

ARTICLE 4 (REGULATORY APPROVAL)

Corgenix shall be responsible for, and shall bear the expenses of, filing and prosecuting any application to obtain the required governmental approvals or consents necessary to manufacture and market any Products in the Territory.

ARTICLE 5 (TECHNICAL ASSISTANCE)

Both Parties agree to collaborate on the Technology and to provide ongoing technical support concerning the Patents in order to obtain the governmental approvals or consents necessary to develop, manufacture and market the Products, and effectively promote the Products in the Territory.

ARTICLE 6 (ROYALTIES AND PAYMENTS)

6.1   In consideration of the grant of the rights by Dr. Matsuura to Corgenix under this License Agreement, Corgenix shall pay to Dr. Matsuura as follows: a royalty of four (4) percent (4%) of Net Sales of Products sold by Corgenix and its Subsidiaries for each calendar half year commencing on the Effective Date and thereafter during the term of this License Agreement shall be paid to Dr. Matsuura semi-annually within forty-five (45) days after the ends of every June and December.

6.2   Payment Method. All payments to Dr. Matsuura under this License Agreement, except as otherwise agreed, shall be remitted in United States Dollars by telegraphic transfer to the account of Dr. Matsuura, at a bank designated by Dr. Matsuura. If a payment is delayed, overdue interest rate will be the US Dollar London Interbank Offered Rate of corresponding overdue period plus three percent (3%) per annum.

6.3   Intentionally Deleted

ARTICLE 7 (RECORDS)

Corgenix shall keep complete and accurate records and books sufficiently detailed to show the amount of the Products manufactured and sold, and the running royalty due and payable to Dr. Matsuura for five (5) years from each calendar year. Corgenix shall, at the request and at the expense of Dr. Matsuura, permit Dr. Matsuura or an independent accountant designated by Dr. Matsuura to have access to such records to examine and to copy, during ordinary business hours, as may be necessary to verify or determine any royalties, paid or payable, under this License Agreement.

ARTICLE 8 (IMPROVEMENTS)

The Parties acknowledge and agree that certain inventions and improvements (collectively, “Improvements”) may be made by either Party through the use of the Patents. Each Party shall inform the other Party of any Improvements.

ARTICLE 9 (CONFIDENTIALITY)

Each Party acknowledges that during the course of this License Agreement it will become privy to confidential information of the other Party including technology, business strategy and other technical, business and financial matters. Each Party further acknowledges that the disclosure of such information to a third party, or the use of such information for purposes other than the purposes of this License Agreement, would cause irreparable injury to the other Party, which injury might not be compensated for adequately by money damages. Each Party accordingly agrees, during the term of this License Agreement and five (5) years thereafter, to hold all information provided by the other Party in strict confidence and not to disclose any such information to a third party except as required by law or as otherwise expressly permitted by the other Party, or use such information for any purpose other than the purposes hereof.

As used herein, the term confidential information shall not include information that:

(i)                                      is or becomes generally available to the public other than as a result of disclosure by receiving Party,

(ii)                                   was available to receiving Party on a non-confidential basis prior to its receipt from disclosing Party,

(iii)                                becomes available to receiving Party lawfully from a third party that is not prohibited from disclosing such information, or

(iv)                               is developed independently by receiving Party as evidenced by written records other than through knowledge of the disclosed information from disclosing Party.

ARTICLE 10 (PUBLIC DISCLOSURE)

When Corgenix wants to make any public disclosure in connection with this License Agreement, Corgenix shall propose such disclosure to Dr. Matsuura in writing. Dr. Matsuura shall have a right to review and edit such a proposed draft and a right to veto such a disclosure, but Dr. Matsuura cannot unduly withhold his consent. Dr. Matsuura shall respond to Corgenix within thirty (30) business days from the receipt of such a proposal.  Notwithstanding the foregoing, to the extent Corgenix is required to make certain public disclosures under applicable securities laws, Corgenix will not be required to seek any prior approval from Dr. Matsuura or any other third party, prior to making such required public disclosure.

ARTICLE 11 (WARRANTY AND INFRINGEMENT)

11.1  Dr. Matsuura warrants that he has full authority to enter into this License Agreement, and, to Dr. Matsuura’s knowledge, the grant of the license contained herein does not infringe on any patents, intellectual property, or other proprietary rights of any third party; provided, however, Dr. Matsuura makes no warranties, expressed or implied, as to the merchantability of the Technology.

11.2  In the event that any third party claim is made or suit is brought against Corgenix alleging that the rights granted in this License Agreement infringe on a third party’s patent, intellectual property or proprietary rights, Dr. Matsuura agrees to indemnify Corgenix for any damages, liabilities and expenses related to such action.

11.3  In the event that any third party infringes any of the Patents in the Territory, then the Parties hereto shall cooperate to take appropriate action against such third party.

ARTICLE 12 (INDEMNIFICATION)

Corgenix shall indemnify Dr. Matsuura from and against any damages, liabilities, expenses to be suffered by Dr. Matsuura with regard to product liability claim by a third party.

ARTICLE 13 (TERM)

This License Agreement, unless earlier terminated pursuant to Article 14 thereof, shall continue in effect until September 29, 2022, and may be renewed or extended for successive terms pursuant to terms and conditions mutually agreed upon in writing.

ARTICLE 14 (TERMINATION)

Either Party may, without prejudice to any other rights or remedies, terminate the License Agreement by giving sixty (60) days written notice to the other with immediate effect, if any of the following events should occur

(i)                                     if either Party fails to make any payment to the other when due under this License Agreement and such failure continues for more than thirty (30) days after receipt of a written notice specifying the default;

(ii)                                  if either Party fails to perform any other provision of this License Agreement which failure remains uncorrected for more than thirty (30) days after receipt of a written notice specifying the default;

(iii)                               if either Party files a petition in bankruptcy, or petition in bankruptcy is filed against it, or either Party becomes insolvent, bankrupt, or makes a general assignment for the benefit of creditors, or goes into liquidation or receivership;

(iv)                              if either Party ceases or threatens to cease to carry on business or disposes of the whole or any substantial part of its undertaking or its assets.

ARTICLE 15 (NOTICES)

All notices or reports required or permitted under this License Agreement shall be in writing, and shall be given by prepaid registered airmail letter or international courier to the addresses shown below or to such other addresses as the parties may designate in writing.

To Dr. Matsuura:

Eiji Matsuura, Ph.D.

7-20-801 Nishino-cho, Kita-ku

Okayama 700-0916, Japan.

To Corgenix:

Attention: President

11575 Main Street, Suite 400

Broomfield, CO 80020, U.S.A.

ARTICLE 16 (ENTIRE AGREEMENT)

This License Agreement constitutes the entire agreement between Parties hereto, and supersedes any prior written or oral agreements between Parties concerning the subject matter hereof.

ARTICLE 17 (TITLES)

The titles of the Articles of this License Agreement are for reference only, and this License Agreement shall not be construed by reference to such titles.

ARTICLE 18 (ARBITRATION)

Any controversy or claim arising under or in relation to this License Agreement, except as otherwise expressly provided below, shall be settled exclusively by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association (AAA).  Arbitration shall take place in Denver, Colorado, U.S.A. before one arbitrator selected by the parties jointly or failing their agreement, selected pursuant to the rules of the AAA. The arbitration shall be conducted in English and shall use the U.S. Federal rules of evidence and the U.S. Federal rules of civil procedure. The substantially prevailing party shall be entitled to recover its costs and attorneys’ fees. The decision of the arbitrators shall be final and binding on the parties, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. Dr. Matsuura specifically consents to the jurisdiction of the courts of the State of Colorado, U.S.A., and any other place where it is located or can be found for purposes of enforcing an award.

ARTICLE 19 (ASSIGNMENT)

This License Agreement or any part of this License Agreement may not be assigned or transferred by either Party without the prior written consent of the other Party. Any assignment or transfer without such consent shall be null and void.

ARTICLE 20 (NO WAIVER)

Except where specific time limits are herein provided, no delay on the part of either Party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right. No waiver, modification or amendment of this License Agreement or any provision hereof shall be enforceable against any party hereto unless in writing, signed by the Party against whom such waiver, modification or amendment is claimed, and with regard to any waiver, shall be limited solely to the one event.

ARTICLE 21 (GOVERNING LAW)

This License Agreement shall be governed by and construed in accordance with the laws of Colorado.

[Signature Page to Follow]

IN CONSIDERATION OF the foregoing terms and conditions, Corgenix and Dr. Matsuura hereto have affixed their authorized signatures.

Corgenix Medical Corporation

s/ Luis R. Lopez, MD	s/ Eiji Matsuura, Ph.D.
Luis R. Lopez, MD	Eiji Matsuura, Ph.D.
Chief Medical Officer

Exhibit A

Patents

US Patent # 5,900,359, effective May 4, 1999; Title: Method for Determination of Oxidized Lipoproteins and Use Thereof. This patent covers the OxLDL/β2GPI antigen and its use. The patent has been granted, and Corgenix must maintain the patent. The patent was not applied for in the EU.

US Patent # 7,160,733 B2 effective January 9, 2007; Title: Ligand Specific to β2-Glycoprotein I and Use Thereof. Underlying Japanese patents for PCT # 07-510213; 2002-261366 (per License agreement).This patent application covers the synthesis of the OxLig-1 molecule, the use of the OxLig-1 Ligand for β2GPI, and the method. This is considered the “key patent” to the technology. This patent will be not be submitted to the EU.

US Patent # 7,422,864 B2 effective September 9, 2008; Title: Method for Measuring Oxidized LDL-CRP Complex and Measurement Kit Thereof. Underlying Japanese patents for PCT # 2003-043571, 2003-333927.This patent describes the binding of oxidized low-density lipoprotein (oxLDL) with C-reactive protein (CRP) resulting in oxLDL/CRP (CRP-AtherOx) complex formation, and the immunoassay method for measuring these complexes in blood.

US Patent # 7,455,976 B2 effective November 25, 2008; Title: Method of Measuring Oxidized LDL/β2-glycoprotein I Complex Occurring in Living Body. Underlying Japanese patents for PCT # 07-510213, 2002-261366. This application describes the binding of oxLDL/β2GPI, use of the antibody, covalent binding, MgCl2, and the Immune complex.

EP# 1 548 436 B1 granted November 19, 2008; EU registration with UK, France and Germany. Title: Method of assaying oxidized LDL-Beta 2-Glycoprotein I complex in vivo.

EP application # 04713170 (PCT/JP2004/001961) filed October 5, 2009; EU registration with UK, France and Germany. Title: Method for measuring oxidized LDL-CRP complex and measuring kit thereof. Japanese Filing Date: February 21, 2002. Underlying Japanese patents 2003-043571 & 2003-333927.